UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 4, 2015 (February 3, 2015)

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA	30097
(Address of principal executive offices)	(Zip Code)

(770) 418-8200

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into A Material Definitive Agreement.

On February 3, 2015, certain subsidiaries of Asbury Automotive Group, Inc. (the “Company”) entered into an amended and restated master loan agreement (the “Master Loan Agreement”) with Wells Fargo Bank, National Association, as lender (“Wells Fargo”).

The Master Loan Agreement provides for term loans to certain of the Company’s subsidiaries that are borrowers under the Master Loan Agreement (collectively, the “Borrowers”) in an aggregate amount not to exceed $100.0 million (the “Master Loan Facility”), subject to customary terms and conditions.

Borrowings under the Master Loan Facility are guaranteed by the Company pursuant to a second amended and restated unconditional guaranty (the “Company Guaranty”), and each operating dealership subsidiary of the Company whose real estate is financed under the Master Loan Facility, and collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed under the Master Loan Agreement.

The Borrowers under the Master Loan Facility may borrow thereunder from time to time during the period beginning on February 3, 2015 until and including February 1, 2016 (the “Draw Termination Date”). As of February 3, 2015, there was $17.1 million outstanding under the Master Loan Facility, which amounts were outstanding immediately prior to the amendment and restatement of the Master Loan Agreement. The proceeds from any future borrowings under from the Master Loan Facility are expected to be used for general corporate purposes.

Loans under the Master Loan Facility bear interest based on the London Interbank Offered Rate plus 2.50%. After the Draw Termination Date, the Borrowers will be required to make 108 equal monthly principal payments based on a hypothetical 19 year amortization schedule, with a balloon repayment of the outstanding principal amount of loans due on February 1, 2025. The Borrowers can voluntarily prepay any loan in whole or in part any time without premium or penalty.

The representations, warranties and covenants contained in the Master Loan Agreement, the Company Guaranty and the related documents are customary for financing transactions of this nature, including, among others, a requirement to comply with a minimum consolidated current ratio, minimum consolidated fixed charge coverage ratio and maximum consolidated total lease adjusted leverage ratio, in each case as set out in the Company Guaranty. In addition, certain other covenants could restrict the Company’s ability to incur additional debt, pay dividends or acquire or dispose of assets.

The Master Loan Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. Upon the occurrence of an event of default, the Borrowers or, failing such compliance, the Company, could be required to immediately repay all amounts outstanding under the Master Loan Facility.

The Company and certain of its affiliates have commercial banking, investment banking and retail lending and other relationships with Wells Fargo and/or its affiliates. Wells Fargo, or its respective affiliates, has received, and may in the future receive, customary fees and expenses for those services.

The foregoing description of the Master Loan Facility is qualified in its entirety by reference to the Master Loan Agreement and the Company Guaranty, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Section 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Master Loan Agreement, dated as of February 3, 2015, by and among certain subsidiaries of Asbury Automotive Group, Inc. and Wells Fargo Bank, National Association.

10.2	Second Amended and Restated Unconditional Guaranty, dated as of February 3, 2015, by and between Asbury Automotive Group, Inc. and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: February 4, 2015	By:	/s/ George A. Villasana
	Name:	George A. Villasana
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Master Loan Agreement, dated as of February 3, 2015, by and among certain subsidiaries of Asbury Automotive Group, Inc. and Wells Fargo Bank, National Association.

10.2	Second Amended and Restated Unconditional Guaranty, dated as of February 3, 2015, by and between Asbury Automotive Group, Inc. and Wells Fargo Bank, National Association.

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